Exhibit10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is effective as of February 15th, 2012 (the “Effective Date”), by and among Electromed, Inc., a Minnesota corporation (the “Corporation”), and James Cassidy (“Employee”).

RECITALS

A.	Employee is currently employed by the Corporation in the capacity of Chief Operating Officer.
B.	The Corporation wishes to provide incentives for the Employee to continue to remain with the Corporation.
C.	The Corporation and Employee desire to enter into this Agreement, and it is the intention of the Corporation and Employee that this Agreement entirely supersedes any prior agreements with respect hereto.

AGREEMENT

In consideration of the above recitals and the mutual promises set forth in this Agreement, the parties agree as follows:

1.                   Nature and Capacity of Employment. The Corporation hereby agrees to employ the Employee as its Chief Operating Officer, subject to the direction of the Board of Directors of the Corporation and pursuant to the terms and conditions set forth in this Agreement. The Employee hereby accepts employment under the terms and conditions set forth in this Agreement. The Employee agrees to perform or be available to perform the functions of this position, pursuant to the terms of this Agreement.

2.                   Term of Employment. The term of the Employee’s employment hereunder shall commence on the Effective Date of this Agreement and shall continue thereafter through the last day of calendar year 2013 (“Initial Term”), unless terminated earlier in accordance with Paragraph 4 of this Agreement. The term of this Agreement and the Employee’s employment hereunder shall automatically renew for successive one calendar year periods beyond expiration of the Initial Term, unless at least sixty (60) days prior to expiration of the Initial Term or any Renewal Term either party hereto gives written notice to the other party that it does not intend to renew this Agreement for the coming calendar year. During the Initial Term or any Renewal Term, this Agreement may be terminated pursuant to the terms of Paragraph 4 of this Agreement.

3.                   Compensation and Benefits.

3.1.              Base Salary. As of the Effective Date, the Corporation agrees to pay the Employee an annualized Base Salary of $172,000.00, which amount shall be earned by the Employee on a pro rata basis as the Employee performs services and which shall be paid according to the Corporation’s normal payroll practices. For the Calendar Year ending in December 31, 2013 and thereafter during the term of this Agreement or any Renewal Term, the Board of Directors acting reasonably shall determine the amount of Base Salary payable pursuant to this Paragraph 3.1.

3.2.              Employee Benefits. During the Employee’s employment with the Corporation, the Employee shall be entitled to participate in the retirement plans, health plans, and all other employee benefits made available by the Corporation, and as they may be changed from time to time. The Employee acknowledges and agrees that he will be subject to all eligibility requirements and all other provisions of these benefits plans, and that the Corporation is under no obligation to the Employee to establish and maintain any employee benefit plan in which the Employee may participate. The terms and provisions of any employee benefit plan of the Corporation are matters within the exclusive province of the Corporation’s Board of Directors, subject to applicable law.

3.3.              Paid Time Off. The Corporation agrees that the Employee shall be entitled to Paid Time Off (“PTO”) of up to fifteen (15) days per calendar year, prorated for any partial calendar year of employment, without reduction of the minimum annual base salary payable to the Employee pursuant to Paragraph 3.1 of this Agreement. PTO which is unused at the end of any calendar year will carry over to the next calendar year, subject to the Corporation’s limitations on carry-over and accrual maximums. At end of Employee’s employment for any reason, the Corporation will pay Employee for his ending balance of unused PTO.

3.4.              Stock Option. The Company has adopted the Electromed, Inc. 2011 Stock Incentive Plan (the “Plan”). Pursuant to the terms of the Plan, Employee will be granted a five year option to acquire 20,000 shares of the Company’s common stock (the “Option”). The Option shall vest as follows: 10,000 shares on December 31, 2012; 10,000 shares on December 31, 2013, provided on each date Employee is still employed by the Company and Employee has continued to provide exemplary service to the Company as reasonably determined by the Company’s Chairman and CEO. The exercise price of the Option shall be at least 100% of the Fair Market Value of the Company’s common stock on the date of grant, as defined in the Plan. The Option shall be subject to the Plan and the specific terms of a signed Grant Letter, which are hereby made a part of this Agreement.

3.5.              Other Benefits. During the Term or Renewal Term, the Corporation shall directly pay the cost of a cell phone or wireless handheld device for the Employee’s use. Additionally, during the Term or any Renewal Term, the Corporation shall promptly reimburse the Employee, upon receipt of appropriate documentation, for any reasonable automobile lease payments up to an amount of $400 per month. The Corporation shall also provide a corporate credit card for approved business expenses and shall otherwise reimburse the Employee for, or pay directly, all reasonable business expenses incurred by the Employee in the performance of his duties under this Agreement, provided that the Employee incurs and accounts for such expenses in accordance with all Corporation policies and directives in effect from time to time.

4.                   Termination of Employment Prior to the End of the Term or Renewal Term. The Employee’s employment may be terminated prior to the expiration of the Term or a Renewal Term as follows:

4.1.              For Cause Termination, Without Severance. Notwithstanding anything contained herein to the contrary, the Corporation may discharge the Employee for Cause and terminate this Agreement immediately upon written notice to the Employee. For the purposes of this Agreement, “Cause” shall mean the occurrence of any of the following:

(i)	Employee’s material failure to perform his job duties competently as reasonably determined by the Corporation’s Board of Directors;

(ii)	gross misconduct by the Employee which the Corporation’s Board of Directors determines is (or will be if continued) demonstrably and materially damaging to the Corporation; or

(iii)	fraud, misappropriation, or embezzlement by the Employee; or

(iv)	conviction of a felony crime or a crime of moral turpitude; or

(v)	conduct in the course of employment that the Corporation’s Board of Directors determines is unethical; or

(vi)	the material breach of this Agreement by the Employee.

If the Corporation terminates the Employee’s employment for Cause pursuant to this Paragraph 4.1, the Employee shall not be entitled to any stock options pursuant to Paragraph 3.4 or to severance pay under Paragraph 4.2 or to any incentive compensation of any kind.

4.2.              Without Cause, With Severance. The Corporation may terminate the Employee’s employment immediately at any time and for any reason without Cause upon providing notice to the Employee. However, in such event, provided that the Employee meets all of the conditions set forth in this paragraph for receiving severance pay, the Corporation shall pay the Employee severance pay in a lump sum in an amount equal to his ending base salary from the date of termination through the expiration of the then current Term (“Severance Amount”), payable within sixty (60) days after termination. The Employee shall only be entitled to receive the severance pay described herein if the Employee (a) complies with his separate Non-Competition, Non-Solicitation, and Confidentiality Agreement and (b) signs, does not rescind, and complies with a Confidential Separation Agreement at the time of termination in a form prepared by the Corporation that includes in part: (i) agreement to a general release of any and all legal claims; (ii) return of all of the Corporation’s property in the Employee’s possession; and (iii) agreement not to disparage the Corporation and its representatives.

4.3.              Resignation by the Employee Due to Change of Control, With Severance. For purposes of this Agreement, “Change of Control” means:

(i)                   A “change in ownership,” as described in Section 1.409A-3(i)(5)(v) of the Treasury Regulations.

(ii)                 A “change in effective control,” as described in Section 1.409A-3(i)(5)(vi) of the Treasury Regulations.

(iii)                A “change in ownership of a substantial portion of the assets,” as described in Section 1.409A-3(i)(5)(vii) of the Treasury Regulations.

Employee shall have the right to terminate the Employee’s employment for any reason within six (6) months following a Change of Control in the Corporation upon providing thirty (30) days advance written notice to the Corporation. The Corporation may then elect either (a) to have the Employee continue performing work for the Corporation throughout the 30 day notice period; or (b) to accept the Employee’s resignation effective immediately.

In the event of the Employee’s termination of employment with the Corporation following a Change of Control under this Paragraph 4.3, the Corporation shall pay the Employee any earned and unpaid bonus or incentive compensation, if any, on a pro rata basis for the period through the Employee’s termination date. The amount of such bonus, if any, shall be calculated based on the Corporation’s annualized gross sales revenue as of the last day of Employee’s employment and shall be paid in a lump sum approximately sixty (60) days after termination. In addition, provided that the Employee meets all of the conditions set forth in this paragraph for receiving severance pay, the Corporation shall pay the Employee severance pay in a lump sum equal to two years’ base salary within sixty (60) days after termination. The Employee shall only be entitled to receive the severance pay described herein if the Employee signs and does not rescind a Confidential Separation Agreement at the time of termination in a form prepared by the Corporation that includes: (i) agreement to a general release of any and all legal claims; (ii) return of all of the Corporation’s property in the Employee’s possession; and (iii) agreement not to disparage the Corporation and its representatives.

4.4.              Other Resignation by the Employee, Without Severance. The Employee may resign the Employee’s position upon providing sixty (60) days advance, written notice to the Corporation. The Corporation may then elect either (a) to have the Employee continue performing work for the Corporation throughout the 60 day notice period; or (b) to accept the Employee’s resignation effective immediately. In the event of the Employee’s termination of employment with the Corporation under this Paragraph 4.4, the Employee shall not be paid any severance pay.

4.5.              Because of Death, Disability or Incapacity of the Employee, Without Severance. In the event of the Employee’s death, this Agreement shall terminate immediately. If the Employee is unable to perform the Employee’s duties and responsibilities for more than ninety (90) days in any consecutive twelve (12) month period by reason of physical or mental disability or incapacity, the Corporation may terminate the Employee’s employment upon thirty (30) days advance written notice to the Employee. This Paragraph does not relieve the Corporation of any duty to reasonably accommodate a qualifying disability under the Americans with Disabilities Act, any legal duty under the Family Medical Leave Act, or any of its other duties pursuant to applicable law. If the Employee’s employment is terminated pursuant to this Paragraph, the Employee shall not be entitled to severance pay.

4.6.              Non-Renewal By Either Party Upon Expiration of the Initial or Renewal Term. For the avoidance of doubt, the parties agree that either party may elect, with or without cause, not to renew this Agreement at the end of the then current Term and that Employee shall not be entitled to severance pay in the event of non-renewal by either party.

5.                   Miscellaneous.

5.1.              Integration. This Agreement embodies the entire agreement and understanding among the parties relative to subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter, including but not limited to any earlier employment agreements of the Employee.

5.2.              Applicable Law. This Agreement and the rights of the parties shall be governed by and construed and enforced in accordance with the laws of the state of Minnesota.

5.3.              Payments. All amounts paid under this Agreement shall be subject to normal withholdings or such other treatment as required by law.

5.4.              Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on the parties hereto.

5.5.              Binding Effect. Except as herein or otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the Corporation and its successors, assigns and personal representatives without any requirement of the consent of the Employee for assignment of its rights or obligations hereunder.

5.6.              Modification. This Agreement shall not be modified or amended except by a written instrument signed by the parties.

5.7.              Severability. The invalidity or partial invalidity of any portion of this Agreement shall not invalidate the remainder thereof, and said remainder shall remain in fully force and effect.

5.8.              Opportunity to Obtain Advice of Counsel. The Employee acknowledges that the Employee has been advised by the Corporation to obtain legal advice prior to executing this Agreement, and that the Employee had sufficient opportunity to do so prior to signing this Agreement.

5.9.              Savings Clause for 409A. Notwithstanding anything in this Agreement to the contrary, if any of the payments described in this Agreement are subject to the requirements of Code Section 409A and the Corporation determines that Employee is a “specified employee” as defined in Code Section 409A as of the date of Employee’s termination of employment, such payments shall not be paid or commence earlier than the first day of the seventh month following the date of Employee’s termination of employment. In addition, notwithstanding anything in this Agreement to the contrary, the Corporation expressly reserves the right to amend this Agreement to the extent necessary to comply with Code Section 409A, as it may be amended from time to time, and the regulations, notices and other guidance of general applicability issued thereunder.

5.10.           Employee’s Representations. The Employee represents that he is not subject to any agreement or obligation that would prevent or limit him from entering into this Agreement or that would be breached upon performance of his duties under this Agreement, including but not limited to any duties owed to any former employers not to compete. If the Employee possesses any information that he knows or should know is considered by any third party, such as a former employer of the Employee’s, to be confidential, trade secret, or otherwise proprietary, the Employee shall not disclose such information to the Corporation or use such information to benefit the Corporation in any way.

THIS AGREEMENT was voluntarily and knowingly executed by the parties as of date and year first set forth above.

ELECTROMED, INC.		EMPLOYEE:

By:	/s/ Robert D. Hansen	/s/ James Cassidy
Its:	Chairman/CEO	James Cassidy 2/17/2012

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